FOR IMMEDIATE RELEASE

CalAmp Announces Board of Directors Changes

Albert J. “Bert” Moyer to become Chairman;
Rick Gold to retire at end of his current term

OXNARD, CA, June 12, 2013 -- CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today announced pending Board of Directors changes that are scheduled to become effective at the Company’s Annual Meeting on July 25, 2013.

Albert J. “Bert” Moyer has been appointed the new Chairman of the Board to be effective upon his re-election as a director at the 2013 Annual Meeting, succeeding Frank Perna, Jr. in that capacity. Mr. Perna will also stand for re-election to the Board at the 2013 Annual Meeting.

Mr. Moyer, a CalAmp director since 2004, is currently a business consultant and private investor. He previously served as Chief Financial Officer of QAD Inc., Allergan, Western Digital, National Semiconductor and Coldwell Banker. Mr. Moyer currently serves on the boards of Collectors Universe Inc., Virco Manufacturing Corporation, MaxLinear Inc. and RedFlex Holdings Limited. Mr. Moyer holds an Advanced Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization.

In another Board-related development, Rick Gold, a director since 2000 who also served as the Company’s CEO from March 2008 to June 2011, will retire from the Board effective at the 2013 Annual Meeting, at which time the size of the Board will be reduced to six directors. Commenting on Mr. Gold’s pending retirement, President, CEO and director Michael Burdiek stated, “The Board of Directors extends its sincere appreciation to Rick for his outstanding service to the Company as both a director and executive officer. We wish him well and look forward to his continued support in the future.”

About CalAmp
CalAmp Corp. (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp’s extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex machine-to-machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value remote assets. For more information, please visit www.calamp.com.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Rick Vitelle	Lasse Glassen
Executive VP & CFO	(424) 238-6249
(805) 987-9000	lasseg@addocommunications.com